Exhibit 24

The AES Corporation (the “Company”)

Power of Attorney

The undersigned, acting in the capacity or capacities stated opposite their respective names below, hereby constitute and appoint Victoria D. Harker and Brian A. Miller and each of them severally, the attorneys-in-fact of the undersigned with full power to them and each of them to sign for and in the name of the undersigned in the capacities indicated below the Company’s 2006 Annual Report on Form 10-K/A and any and all amendments and supplements thereto.  This Power of Attorney may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

Name	Title	Date

/s/ Richard Darman	Chairman of the Board and Director	August 6, 2007
Richard Darman

/s/ Paul Hanrahan	President, Chief Executive Officer	August 6, 2007
Paul Hanrahan	(Principal Executive Officer) and Director

/s/ Kristina M. Johnson	Director	August 6, 2007
Kristina M. Johnson

/s/ John A. Koskinen	Director	August 6, 2007
John A. Koskinen

/s/ Philip Lader	Director	August 6, 2007
Philip Lader

/s/ John H. McArthur	Director	August 6, 2007
John H. McArthur

/s/ Sandra O. Moose	Director	August 6, 2007
Sandra O. Moose

/s/ Philip A. Odeen	Director	August 6, 2007
Philip A. Odeen

/s/ Charles O. Rossotti	Director	August 6, 2007
Charles O. Rossotti

/s/ Sven Sandstrom	Director	August 6, 2007
Sven Sandstrom